EXHIBIT 3.C

GENERAL PARTNERSHIP AGREEMENT OF SOUTHERN NATURAL GAS COMPANY November 1, 2007

ANNEX I	Partners, Percentage Interests, Representatives, Alternate Representatives and Parents

EXHIBIT A	Initial Facilities

SCHEDULE A	Partnership Certificate

GENERAL PARTNERSHIP AGREEMENT

OF

SOUTHERN NATURAL GAS COMPANY

This GENERAL PARTNERSHIP AGREEMENT OF SOUTHERN NATURAL GAS COMPANY, dated as of November 1, 2007 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by EP SNG Holding Company, L.L.C., a Delaware limited liability company (“EP SNG”), and EPPP SNG GP Holdings, L.L.C., a Delaware limited liability company (“EPPP SNG”), each as a general partner of the Partnership. Capitalized terms used in this Agreement and not defined elsewhere have the meanings given to them in Article 1 below.

RECITALS

WHEREAS, Southern Natural Gas Company, a Delaware corporation (“SNGC”), owned and operated an interstate natural gas pipeline system and, through its subsidiaries, conducted other businesses; and

WHEREAS, in accordance with Section 266 of the Delaware General Corporation Law (“DGCL”) and Section 15-901 of the Delaware Revised Uniform Partnership Act (“DRUPA”), on the date hereof, SNGC was converted (the “Conversion”) into a Delaware general partnership upon the compliance by SNGC with the provisions of Section 266 of the DGCL and Section 15-901 of DRUPA and the filing with the Secretary of State of Delaware in accordance with Section 15-901 of DRUPA of a certificate of conversion to a Delaware general partnership and a statement of partnership existence in accordance with DRUPA Section 15-303; and

WHEREAS, upon the filing with the Secretary of State of Delaware of such certificate of conversion to partnership and statement of partnership existence SNGC was converted into the Partnership, with the Partnership’s existence deemed in accordance with DRUPA Section 15-901(d) to have commenced on the date that SNGC commenced its existence as a Delaware corporation; and

WHEREAS, pursuant to this Agreement and the Conversion, the stockholders of SNGC became general partners of the Partnership, all of the issued and outstanding shares of capital stock in SNGC were converted into Partnership Interests in the Partnership, and the stockholders of SNGC became the owners of all of the Partnership Interests in the Partnership, each holding the Percentage Interest set forth opposite its name on Annex I hereto.

WHEREAS, this Agreement, as it may be amended, modified, superseded or restated, is intended to bind all Partners from time to time and the Partnership;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1  Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below or set forth in the Sections referred to below:

“AAA” shall have the meaning assigned to such term in Section 10.2(c).

“Acquisition Proposal” shall have the meaning assigned to such term in Section 3.3(a).

“Additional Contributing Partners” shall have the meaning assigned to such term in Section 4.6(a).

“Additional Contribution” shall have the meaning assigned to such term in Section 4.6(a).

“Adjusted Capital Account” means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)  Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation §1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations §1.704-2(g)(1) and §1.704-2(i)(5);

(ii)  Debit to such Capital Account the items described in Treasury Regulation §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Partner, the Partner’s Parent; and (c) each entity that is under common Control with the Person, including, in the case of a Partner, each entity that is Controlled by the Partner’s Parent; provided, that with respect to any Partner, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if a general partner of the limited partnership is Controlled by the Partner’s Parent, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Partner’s Parent; provided further, for purposes of this Agreement the Partnership and its Subsidiaries (if any) shall not be an Affiliate of any Partner.

“Affiliate’s Outside Activities” shall have the meaning assigned to such term in Section 6.4(d).

“Agreement” shall have the meaning assigned to such term in the preamble.

“Allocation Regulations” shall mean Treasury Regulation §§1.704-1(b), 1.704-2 and 1.704-3 (including any temporary regulations) as such regulations may be amended and in effect from time to time and any corresponding provision of succeeding regulations.

“Alternate Representative” shall have the meaning assigned to such term in Section 6.2(a)(ii).

“Arbitration Notice” shall have the meaning assigned to such term in Section 10.2(c).

“Arbitrator” shall have the meaning assigned to such term in Section 10.3(a).

“Assignee” means any Person that acquires a Partnership Interest or any portion of a Partnership Interest through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Partnership as a Partner except with the prior written approval of the Management Committee.  The Assignee of a liquidated or wound up Partner is the stockholder, partner, member or other equity owner or owners of the liquidated or wound up Partner to which that Partner’s Partnership Interest is assigned by the Person conducting the liquidation or winding up of that Partner.  The Assignee of a Bankrupt Partner is (a) the Person or Persons (if any) to whom such Bankrupt Partner’s Partnership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Partnership Interest is assigned.

“Authorizations” means licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date, the following, without duplication:

(a)  the sum of (i) all cash and cash equivalents of the Partnership and its Subsidiaries (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the Management Committee so determines, all or any portion of any additional cash and cash equivalents of the Partnership and its Subsidiaries (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b)  the amount of any cash reserves established by the Management Committee (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership and its Subsidiaries (including reserves for any of the following of the Partnership and its Subsidiaries:  (A) future maintenance capital expenditures, (B) anticipated future credit needs and (C) possible refunds of collected rates subject to refund or reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any Subsidiary is a party or by which it is bound or its assets are subject;

provided, however, that disbursements made by the Partnership or any Subsidiary or cash reserves established, increased or reduced by the Partnership or any Subsidiary after the end of such Quarter but on or before the date of the determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Management Committee so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Bankruptcy” or “Bankrupt” means, with respect to any Person, (a) that Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for that Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of that Person or of all or any substantial part of that Person’s properties; or (b) against that Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and 120 Days have expired without dismissal thereof or with respect to which, without that Person’s consent or acquiescence, a trustee, receiver or liquidator of that Person or of all or any substantial part of that Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Breaching Partner” means a Partner that (i) has committed a failure or breach of the type described in the definition of “Default,” (ii) has received a notice of the type described in the definition of “Default,” and (iii) has not cured the failure or breach, but as to which the applicable cure period set forth in the definition of “Default” has not yet expired.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the State of Alabama, New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained by the Partnership for each Partner in accordance with Section 4.5.

“Capital Budget” means the annual capital budget for the Partnership that is approved (or deemed approved) pursuant to Section 6.2(h)(ii)(C).

“Capital Call” shall have the meaning assigned to such term in Section 4.1(a).

“Capital Contribution” means any cash, cash equivalents or property that a Partner contributes to the Partnership.  Any reference in this Agreement to the Capital Contribution of a Partner shall include a Capital Contribution of its predecessors in interest.

“Carrying Value” means (a) with respect to property contributed to the Partnership, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Partners’ Capital Accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Partner’s Capital Accounts and (c) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.

“Certificate” shall have the meaning assigned to such term in Section 2.1.

“Claim” means any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative), deficiencies, levies, duties, imposts, remediation and cleanup costs and natural resources damages.

“Closing Date” means the date of the closing of the initial public offering of common limited partner interests by the MLP.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Confidential Information” means information and data (including all copies) that is furnished or submitted by any of the Partners or their Affiliates, whether oral, written or electronic, to the other Partners or their Affiliates in connection with the operations of the Partnership.  Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a)  is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Partner or its Affiliates in contravention of this Agreement;

(b)  as to any Partner or its Affiliates, was in the possession of such Partner or its Affiliates prior to the execution of any confidentiality agreements related to the Facilities or this Agreement; or

(c)  has been independently acquired or developed by a Partner or its Affiliates without violating any of the obligations of that Partner or its Affiliates under any applicable agreement.

“Contributing Partner” shall have the meaning assigned to such term in Section 4.6(a).

“Control” means the possession, directly or indirectly, through one or more intermediaries, of the following:

(a)  (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or venture, the right to 25% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business or statutory trust, 50% or more of the beneficial interest therein; and (iv) in the case of any other entity, 50% or more of the economic or beneficial interest therein; provided, however, in the case of a limited partnership, “Control” shall mean possession, directly or indirectly through one or more intermediaries, of, (A) in the case where the general partner of such limited partnership is a corporation, ownership of 50% or more of the outstanding voting securities of such corporate general partner, (B) in the case where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to 25% or more of the distributions from such general partner entity, and (C) in the case where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under clause (A) or (B), in each case, notwithstanding that the Person with respect to which Control is being determined does not possess, directly or indirectly through one or more subsidiaries, the right to receive at least 25% of the distributions from such limited partnership; or

(b)  in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of that period shall be automatically extended until the end of the first succeeding Business Day.

“Deemed Tax Disposition” means any event or series of events that is treated for federal income tax purposes as a sale or exchange of a Partner’s Partnership Interest or portion thereof for purposes of Section 708(b)(1)(B) of the Code.

“Default” means with respect to any Partner, the failure of a Partner to comply in any material respect with any of its other agreements, covenants or obligations under this Agreement (provided that the failure of a Partner to make a Capital Contribution when required in response to a Capital Call shall not constitute a Default), or the failure of any representation or warranty made by a Partner in this Agreement to have been true and correct in all material respects at the time it was made, in each case if the breach is not cured by the applicable Partner on or before the 30th Day after its receiving written notice of such breach from any other Partner (or, if such breach is not capable of being cured within such 30-Day period, if such Partner fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence).  The Management Committee may, but shall have no obligation to, extend the foregoing 30-Day period.

“Default Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 1% per annum, and (b) the maximum rate permitted by Law.

“DGCL” shall have the meaning assigned to such term in the Recitals.

“Dispose,” “Disposing” or “Disposition” means, with respect to any asset, a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; provided, however, that such terms shall not include (i) the creation of an Encumbrance or (ii) the sale or other transfer (directly or indirectly and whether by merger, consolidation, conversion, sale of assets or otherwise) of all or any portion of the capital stock, member interests or other equity interests of any Partner.

“Disposing Partner” shall have the meaning assigned to such term in Section 3.3(a).

“Dispute” shall have the meaning assigned to such term in Section 10.1.

“Dispute Notice” shall have the meaning assigned to such term in Section 10.2.

“Disputing Partner” shall have the meaning assigned to such term in Section 10.1.

“Dissolution Event” shall have the meaning assigned to such term in Section 11.1.

“DRUPA” means the Delaware Revised Uniform Partnership Act (6 Del. C. §15-101, etseq.), as amended from time to time.  Any reference herein to a specific section or sections of DRUPA shall be deemed to include a reference to any corresponding provision of any successor law.

“Effective Date” means the date of this Agreement as specified in the preamble.

“Encumber,” “Encumbering” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

“Exercise Period” shall have the meaning assigned to such term in Section 3.3(a).

“Facilities” means (a) the Initial Facilities, (b) any additions to or expansions or extensions of existing Facilities that are approved by (i) the Management Committee, (ii) one or more duly authorized Officer(s) pursuant to authorization from the Management Committee (which may include blanket authority consistent with rules and regulations of the FERC in effect from time to time) or (iii) in accordance with the terms of the Master Services Agreement.

“FERC” means the Federal Energy Regulatory Commission or any Governmental Authority succeeding to powers that, as of the date of this Agreement, are exercised by such Commission over the rates, terms and conditions of the Partnership.

“Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing, including the FERC; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Initial Facilities” means the interstate natural gas pipeline system known as the Southern Natural Gas Company interstate pipeline system and related equipment and other infrastructure described on Exhibit A.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, notice, resolution, judgment, decision, declaration, policy statement or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Liquidation Date” means in the case of any event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means EP SNG or such other Person(s) selected by the Management Committee to perform the functions described in Section 11.2 as liquidating trustee of the Partnership and to wind up the business and affairs of the Partnership within the meaning of DRUPA.

“Loan Notice” shall have the meaning assigned to such term in Section 4.2(a).

“Majority Interest” shall have the meaning assigned to such term in Section 6.2(e)(i).

“Management Committee” means the committee comprised of the individuals designated by the Partners in accordance with Section 6.2 and all other individuals designated by the Partners to serve as a representative on such committee in accordance with Article 6; and references in this Agreement to the Management Committee shall refer to such individuals collectively in their capacity as representatives on such committee.

“Master Services Agreement” means that certain Master Services Agreement, dated as of ________________, 2007, to be entered into among the Partnership, El Paso Corporation, Tennessee Gas Pipeline Company and SNG Pipeline Services Company, L.L.C.

“MLP” means El Paso Pipeline Partners, L.P., a Delaware limited partnership.

“NGA” means the Natural Gas Act of 1938, 15 U.S.C.A. §717 et. seq. (1997).  A reference herein to a specific section or sections of the NGA shall be deemed to include a reference to any corresponding provision of any successor law.

“Non-Contributing Partner” shall have the meaning assigned to such term in Section 4.6(a).

“Officer” means any Person designated as an officer of the Partnership as provided in Section 6.2, but from and after the time any Person ceases to be an officer of the Partnership the term “Officer” does not include such Person who has ceased to be an officer of the Partnership.

“Operating Budget” means the annual operating budget established by the Management Committee from time to time as the budget for the Partnership operations for a calendar year, as same may be modified or amended by the Management Committee.

“Parent” means the Person that Controls a Partner, and shall be deemed to refer to any successor (by merger, consolidation, conversion, sale of all or substantially all of its assets or otherwise) to such Person.  The Parent of each of the Partners as of the date of this Agreement is specified in Annex I.  From and after the Closing Date, the Parent of EPPP SNG will be the MLP, and Annex I will thereafter be modified to reflect such change.

“Partner” means any Person executing this Agreement as of the date of this Agreement as a partner or subsequently admitted to the Partnership as a partner as provided in this Agreement, each in such Person’s capacity as a partner of the Partnership, but from and after the time any Person ceases to be a partner of the Partnership such term does not include such Person that has ceased to be a partner in the Partnership.  Except as otherwise provided in accordance with Section 3.4, for purposes of DRUPA, the Partners shall constitute a single class or group of partners.

“Partnership” means Southern Natural Gas Company, a Delaware general partnership.

“Partnership Certificate” shall have the meaning assigned to such term in Section 3.4.

“Partnership Interest” means with respect to any Partner, (a) that Partner’s status as a Partner; (b) that Partner’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Partnership; (c) any Priority Interest to which that Partner is entitled pursuant to Section 4.6(b); (d) all other rights, benefits and privileges enjoyed by that Partner (under the DRUPA, this Agreement or otherwise) in its capacity as a Partner; and (e) all obligations, duties and liabilities imposed on that Partner (under DRUPA, this Agreement or otherwise) in its capacity as a Partner, including any obligations to make Capital Contributions.

“Percentage Interest” means, subject in each case to adjustments in accordance with this Agreement or in connection with any Disposition of a Partnership Interest, with respect to a Partner, the percentage set forth opposite such Partner’s name in Annex I, provided, however, that the total of all Percentage Interests shall always equal 100%.

“Permitted Transferee” means any Person that is an Affiliate of a Partner.

“Person” shall have the meaning assigned to such term in Section 15-101(16) of DRUPA and also includes a Governmental Authority and any other entity.

“Priority Interest” means the special distribution rights under Section 4.6(b) received by each Additional Contributing Partner, which rights include the right to receive the return described in Section 4.6(b)(i) and which form part of the Additional Contributing Partner’s Partnership Interest.

“Priority Interest Sharing Ratio” shall have the meaning assigned to such term in Section 4.6(b)(i).

“Quarter” means unless the context requires otherwise, a fiscal quarter of the Partnership.

“Representative” shall have the meaning assigned to such term in Section 6.2(a)(ii).

“ROFR Acceptance” shall have the meaning assigned to such term in Section 3.3(a).

“ROFR Buyer” shall have the meaning assigned to such term in Section 3.3(a).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor statute.

“Services” shall have the meaning assigned to such term in Section 6.3(a).

“Sole Discretion” means the following: (a) in the applicable Person’s sole and absolute discretion, (b) with or without cause, (c) subject to such conditions as it may deem appropriate, and (d) to the fullest extent permitted by law, without taking into account the interests of, and without incurring liability to, the Partnership, any Partner, any member of the Management Committee or any officer or employee of the Partnership.

“Statement” shall have the meaning assigned to such term in Section 2.1.

“Subject Interest” shall have the meaning assigned to such term in Section 3.3(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Matters Partner” shall have the meaning assigned to such term in Section 7.3(a).

“Transfer Notice” shall have the meaning assigned to such term in Section 3.3(a).

“Term” shall have the meaning assigned to such term in Section 2.6.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Withdraw,” “Withdrawing” or “Withdrawal” means the disassociation of a Partner from the Partnership as a partner. Such terms shall not include any Dispositions of a Partnership Interest (which are governed by Sections 3.3(a) and (b)), even though the Partner making a Disposition may cease to be a Partner as a result of the Disposition.

“Withdrawn Partner” shall have the meaning assigned to such term in Section 9.3.

“Working Capital Borrowings” means borrowings used for working capital purposes or to pay distributions to Partners that are made pursuant to a credit facility, commercial paper facility or other similar financing arrangements.

Section 1.2  Construction»

.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice-versa, (b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits or Annexes refer to the Exhibits or Annexes attached to this Agreement, each of which is made a part hereof for all purposes; (e) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (f) the term “include”, “includes”, “including” or words of like report shall be deemed to be followed by the words “without limitation”; (g) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (h) references to money refer to legal currency of the United States of America.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2
ORGANIZATION

Section 2.1  Formation.  The Partnership was formed upon the conversion of SNGC into the Partnership pursuant to Section 266 of the DGCL and Section 15-901 of DRUPA upon the filing with the Secretary of State of Delaware of the Certificate of Conversion to Partnership (the “Certificate”) pursuant to Section 15-901 of DRUPA and a Statement of Partnership Existence (the “Statement”) pursuant to Section 15-303 of DRUPA.  Effective as of the time of the Conversion, (i) the certificate of incorporation of SNGC and the by-laws of SNGC, as in effect immediately prior to the Conversion, are replaced and superseded in their entirety by the Statement and this Agreement for all periods on and after the Conversion, (ii) all of the shares of capital stock in SNGC held by the stockholders of SNGC immediately prior to the Conversion are converted into all of the Partnership Interests in the Partnership, (iii) the stockholders of SNGC are automatically admitted to the Partnership as the partners of the Partnership, each holding the Percentage Interest set forth opposite its name on Annex I hereto, (iv) all certificates evidencing shares of capital stock in SNGC issued by SNGC and outstanding immediately prior to the Conversion are hereby cancelled and shall be surrendered to the Partnership, and (v) SNGC is being continued without dissolution in the form of a Delaware general partnership governed by this Agreement and DRUPA.  In accordance with Section 15-901(d) of DRUPA, the Partnership’s existence shall be deemed to have commenced on the date that SNGC was first incorporated as a Delaware corporation under the DGCL.

Section 2.2  Name.  The name of the Partnership is “Southern Natural Gas Company” and all Partnership business must be conducted in that name, unless and until the Partnership’s name is changed as provided herein.  The Partners may change the name of the Partnership at any time and from time to time upon the requisite approval of the Management Committee in accordance with Article 6 and the amendment of this Agreement and the Statement.  Margaret E. Roark is hereby designated as an “authorized person” of the Partnership within the meaning of DRUPA, and has executed, delivered and filed on behalf of the Partnership the Statement and the Certificate with the Secretary of State of the State of Delaware.  Upon the filing of the Statement and the Certificate with the Secretary of State of the State of Delaware, his powers as an “authorized person” of the Partnership ceased.  From time to time a member of the Management Committee or any duly authorized officer of the Partnership shall be an “authorized person” of the Partnership within the meaning of DRUPA to file on behalf of the Partnership such further certificates statements and amendments or restatements thereof under DRUPA, or any other certificates, qualifications to do business, fictitious name certificates or like filings in such jurisdictions as may be necessary or appropriate in connection with the conduct of the Partnership’s business or the ownership or operation of its properties.

Section 2.3  Registered Office; Registered Agent; Principal Office in the United States; Other Offices.  The registered office of the Partnership required by DRUPA to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Statement or such other office (which need not be a place of business of the Partnership) as the Management Committee may designate at any time or from time to time in the manner provided by Law, including by amending the Statement.  The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Statement or such other Person or Persons as the Management Committee may designate at any time or from time to time in the manner provided by Law, including by amending the Statement.  The principal office of the Partnership in the United States shall be at such place as the Management Committee may designate at any time or from time to time, which need not be in the State of Delaware, and the Partnership shall maintain records there or such other place as the Management Committee shall designate and shall keep the street address of such principal office at the registered office of the Partnership in the State of Delaware.  The Partnership may have such other offices as the Management Committee may designate.

Section 2.4  Purposes.  The purposes of the Partnership are (i) to own and operate the Facilities and such other or replacement facilities as the Partnership may add thereto, (ii) to own member interests or shares or other equity interests in any existing or future Subsidiary or Affiliate and (iii) to engage, directly or indirectly through one or more Subsidiaries or Affiliates, in such other business activities as may be undertaken by a general partnership under DRUPA as the Management Committee may from time to time determine; provided, however, that such activity (a) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (b) enhances the operations of an activity of the Partnership that generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code).

Section 2.5  Foreign Qualification.  The Management Committee shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Partnership as a foreign partnership, or otherwise be authorized to conduct business, in any jurisdiction other than Delaware in which the Partnership may conduct any business or own any properties or assets.  At the request of the Management Committee, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Partnership as a foreign partnership in all such jurisdictions in which the Partnership may conduct business.

Section 2.6  Term.  In accordance with Section 15-901 of DRUPA, the existence of the Partnership (the “Term”) is deemed to have commenced at such time as SNGC was incorporated as a corporation under the DGCL and shall end at such time as a statement of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 11.4.

Section 2.7  Business Opportunities; No Implied Duty or Obligation.  Each Partner, its Representative(s) and Affiliates may engage, directly or indirectly, without the consent of the other Partner(s), the Partnership, the Management Committee or any member of the Management Committee in other business opportunities, transactions or other arrangements of any nature or description, independently or with others, including any business of a nature that may compete or be competitive with or the same as or similar to the business of the Partnership, regardless of the geographic location of such business, and without any duty or obligation to account to the other Partner, the Partnership or the Management Committee in connection therewith.

ARTICLE 3
PARTNERSHIP; DISPOSITIONS OF INTERESTS

Section 3.1  Initial Partners.  As of the date of this Agreement, EP SNG and EPPP SNG are the only Partners of the Partnership.

Section 3.2  Representations, Warranties and Covenants.  Each Partner hereby represents, warrants and covenants to the Partnership and each other Partner that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Person remains a Partner of the Partnership:

(a)  such Partner is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, such Partner is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and such Partner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Partner have been duly taken;

(b)  such Partner has duly executed and delivered this Agreement and the other documents contemplated herein, and this Agreement and such documents constitute the legal, valid and binding obligation of such Partner enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity; and

(c)  such Partner’s authorization, execution, delivery or performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of that Partner, (B) any contract or agreement to which such Partner is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Partner is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.

Section 3.3  Dispositions and Encumbrances of Partnership Interests.

(a)  Except to the extent permitted by this Section 3.3, a Partner (the “Disposing Partner”) may not Dispose of all or any portion of its Partnership Interest (the “Subject Interest”) to a Person who is not a Permitted Transferee of such Partner unless and until (i) the other terms and conditions set forth in this Section 3.3 have been satisfied and (ii) such Disposition has been approved by the requisite approval of the Management Committee.  If any Disposing Partner intends to dispose of its Partnership Interest pursuant to a bona fide offer (“Acquisition Proposal”) from a Person who is not a Permitted Transferee, such Disposing Partner shall notify the Management Committee and the other Partners in writing (“Transfer Notice”), which Transfer Notice shall specify the identity of the proposed transferee and the terms and conditions (including the cash and a description of the non-cash consideration constituting the purchase price) of the proposed Disposition and shall include a complete copy of the Acquisition Proposal.  Except with respect to a proposed Disposition to a Permitted Transferee, the Partners (other than the Disposing Partner) shall have the right, at any time during the period (the “Exercise Period”) that ends at 5:00 p.m. Houston, Texas time on the 30th day after receipt of the Transfer Notice to elect to purchase the Subject Interest at the price and on the terms and conditions set forth in the Acquisition Proposal.  Any Partner(s) who elect to purchase the Subject Interest (each, a “ROFR Buyer”) must furnish written notice (each, a “ROFR Acceptance”) to the Disposing Partner prior to termination of the Exercise Period.

(b)  The Disposing Partner shall not be bound to Dispose of any portion of the Subject Interest to any ROFR Buyer(s) unless all of such Subject Interest is accepted for purchase by ROFR Buyers in accordance with this Section 3.3.  If there is more than one ROFR Buyer who timely delivers a ROFR Acceptance, each such ROFR Buyer shall be entitled to purchase its pro rata portion of the Subject Interest, based upon the ratio that each such ROFR Buyer’s Percentage Interest bears to the total Percentage Interests of all such ROFR Buyers.  The ROFR Buyer(s) may substitute the cash equivalent for any portion of the consideration specified in the Acquisition Proposal which was other than cash or a promissory note payable in cash; provided, however, that if the ROFR Buyer(s) desire to so substitute cash for any such non-cash consideration, and if the ROFR Buyer(s)’ determination of the fair market value of such non-cash consideration is less than the fair market value that was given for such consideration by the Disposing Partner in the Transfer Notice, the ROFR Buyer(s) shall state their determination of such value in the ROFR Acceptance; and if the Disposing Partner and the ROFR Buyer(s) are unable to mutually agree upon the fair market value of such non-cash consideration within five Business Days after the delivery of the ROFR Acceptance, then the Disposing Partner and the ROFR Buyer(s) shall promptly cause such value to be determined through appraisal in the manner provided in Section 3.3(e).  Such appraisal procedure shall delay, if necessary, any closing of the sale of the Subject Interest.  Any delayed closing shall occur, subject to the next sentence, within 15 days after delivery to the parties of the appraiser’s determination of the value of the non-cash consideration.  The cash equivalent of any such non-cash consideration that is to be paid at the closing of the purchase and sale of the Subject Interest shall in such event be the amount determined by the appraisal.

(c)  The closing of the Disposition of the Subject Interest pursuant to the exercise of the rights of first refusal granted in Section 3.3(a) shall be at 9:00 a.m. Houston, Texas time on the 45th day following the end of the Exercise Period at the Partnership’s principal office, or such other place as agreed by the Disposing Partner and ROFR Buyer(s), subject to any delay in the closing provided for below or in connection with any appraisal conducted as contemplated in Section 3.3(e), unless the Disposing Partner and the ROFR Buyer(s) otherwise agree.  At the closing, the consideration to be paid by the ROFR Buyer(s) shall be delivered by the ROFR Buyer(s) to the Disposing Partner (by wire transfer in immediately available funds to the extent such consideration is cash), and the Disposing Partner shall deliver to the ROFR Buyer(s) an instrument of assignment of the Subject Interest accompanied by the Partnership Certificate evidencing same, free and clear of all liens, encumbrances and adverse claims with respect thereto.  The ROFR Buyer(s) shall be entitled to pay for the Subject Interest in cash or with cash and a promissory note on substantially similar terms to that set forth in the Transfer Notice.  The Disposing Partner and the ROFR Buyer(s) shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing.  Any such closing shall be delayed, to the extent required, until the next succeeding Business Day following the obtaining of all necessary governmental approvals or the expiration of all government waiting periods; provided, however, that in the case of such delay, the purchase price shall be increased by interest at the Default Rate from the date that the closing would have otherwise occurred.

(d)  If, after completion of the foregoing procedures under this Section 3.3, the Partners (other than the Disposing Partner) fail to elect to purchase all of the Subject Interest, the Disposing Partner may, at any time within 120 days after the expiration of the Exercise Period or after the decision of the appraisers, if longer, Dispose of all (but not less than all) of the Subject Interest to the proposed acquirer under the Acquisition Proposal on terms no more favorable to such acquirer than those set forth in said Acquisition Proposal (and the Transfer Notice) and offered to the Partners (other than the Disposing Partners).  After the expiration of such 120-day period, the Disposing Partner may not Dispose of the Subject Interest described in the Transfer Notice without complying again with the provisions of this Section 3.3 if and to the extent then applicable.

(e)  If the Disposing Partner and the ROFR Buyer(s) are unable to agree within 30 days after the Transfer Notice is given upon one independent appraiser who will determine the value of any non-cash consideration proposed as all or part of the purchase price for any Subject Interest, then within 30 days after the Transfer Notice is given, the Disposing Partner, on the one hand, and the ROFR Buyer(s), collectively, on the other, shall each appoint an independent appraiser who has at least 10 years’ experience in valuing interstate pipeline business activities similar to those conducted by the Partnership.  If the two parties each timely appoint an independent appraiser and such appraisers are unable to agree upon the value of any non-cash consideration proposed as all or part of the purchase price for the Subject Interest, then a third appraiser shall be appointed by the two appraisers.  The third appraiser shall value the non-cash consideration proposed in the Acquisition Proposal for the Subject Interest within 30 days of appointment.  If such appraisal is less than the lower of the two initial appraisers’ valuation of such consideration, then the value shall equal the average of the lowest two of the three appraisers’ valuations.  If such appraisal exceeds the higher of the two initial appraisers’ valuations of such consideration, then the value shall equal the average of the two highest appraisers’ valuations.  The appraisers shall employ such persons and incur such expenses as are necessary to reach such determination.  The Disposing Partner shall bear 50% of all fees and expenses incurred by the appraisers in making such valuation determination, and the ROFR Buyer(s), collectively, shall bear the other 50% of all such fees and expenses.  The determination of the appraisers shall be final and binding upon the parties.

(f)  Except for a Disposition to a Permitted Transferee or a Disposition effected in accordance with and subject to the procedures in Sections 3.3(a)-(e) above, a Partner may not Dispose (including by mortgage, pledge or other encumbrance) of a Partnership Interest without the prior written approval of the Management Committee.  Any attempted Disposition of a Partnership Interest, other than in strict accordance with this Section 3.3, shall be, and is hereby declared, null and void to the fullest extent permitted by law.  The rights and obligations constituting a Partnership Interest may not be separated, divided, split off or otherwise separated from the other attributes of a Partnership Interest except with the express prior written approval of the Management Committee and as contemplated by the express provisions of this Agreement.  Notwithstanding the foregoing, a Partner may not effect a Disposition (including a Deemed Tax Disposition) if such Disposition, when added to the total of all other Dispositions (including Deemed Tax Dispositions) within the preceding twelve months, results in the Partnership being considered to have terminated within the meaning of Section 708(b)(1)(B) of the Code, unless such Disposition has been approved in accordance with Section 6.2(h)(i)(D).

(g)  The Partners agree that a breach of the provisions of this Section 3.3 may cause irreparable injury to the Partnership and to the other Partners for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Limited Partner to comply with such provision and (ii) the uniqueness of the Partnership business and the relationship among the Partners. Accordingly, the Limited Partners agree that the provisions of this Section 3.3 may be enforced by specific performance in accordance with Section 10.4(b).

(h)  Each Partnership Certificate shall bear a legend as specified in Section 3.4(f).

Section 3.4  Partnership Interests and Partnership Certificates.

(a)  Each Partnership Interest shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(b)  Upon the issuance of Partnership Interests to any Partner in accordance with the provisions of this Agreement, the Partnership may issue one or more Partnership Certificates in the name of such Partner.  Each such Partnership Certificate shall be denominated in terms of the percentage of Partnership Interests evidenced by such Partnership Certificate and shall be signed by an Officer on behalf of the Partnership.  “Partnership Certificate” means a certificate issued by the Company substantially in the form of Schedule A hereto, which evidences the ownership of Partnership Interests.  Each Partnership Certificate shall bear, in effect, the following legend:  “Each partnership interest in the Partnership shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.”

(c)  Upon a Partner’s Disposition in accordance with the provisions of this Agreement, including Section 3.3 hereof, of any or all Partnership Interests in the Partnership represented by a Partnership Certificate, the transferee of such Partnership Interests shall deliver such endorsed Partnership Certificate to the Partnership for cancellation, and the Partnership shall thereupon issue a new Partnership Certificate to such transferee for the percentage of Partnership Interests that is the subject of such Disposition and, if applicable, cause to be issued to such Partner a new Partnership Certificate for that percentage of Partnership Interests that were represented by the canceled Partnership Certificate and that are not the subject of such Disposition.

(d)  The Partnership shall maintain books for the purpose of registering the Disposition of Partnership Interests.  Notwithstanding any other provision of this Agreement, a Disposition of Partnership Interests in the Partnership requires delivery of an endorsed Partnership Certificate and shall be effective upon registration of such Disposition in the books of the Partnership.

(e)  The Partnership shall issue a new Partnership Certificate in place of any Partnership Certificate previously issued if the holder of the Partnership Interests represented by such Partnership Certificate, as reflected on the books and records of the Partnership:

(i)  makes proof by affidavit, in form and substance satisfactory to the Partnership, that such previously issued Partnership Certificate has been lost, stolen or destroyed;

(ii)  requests the issuance of a new Partnership Certificate before the Partnership has notice that such previously issued Partnership Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)  if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with such surety or sureties as the Partnership may direct, to indemnify the Partnership against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Partnership Certificate; and

(iv)  satisfies any other reasonable requirements imposed by the Partnership.

(f)  In addition to the legend referred to in Section 3.4(b), each Partnership Certificate that is issued shall bear the following legend:

“THE TRANSFER OR OTHER DISPOSITION OF THE PARTNERSHIP INTERESTS EVIDENCED HEREBY IS SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT, INCLUDING THOSE IN SECTION 3.3 THEREOF.”

(g)  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, etseq.) (the“UCC”), such provision of Article 8 of the UCC shall control.

Section 3.5  Creation of Additional Partnership Interests.  Additional Partnership Interests may be created and issued to existing Partners or to other Persons, and such other Persons may be admitted to the Partnership as Partners, only with the express prior approval of the Management Committee, and without the consent of any Partner or any other Person being required, and, if so approved, only on such terms and conditions as the Management Committee may determine at the time of such approval or admission.  The terms of admission or issuance must specify the applicable Percentage Interests of the new and existing Partners and may provide for the creation of different classes or groups of Partners having different rights, powers and duties, including rights, powers and duties that are senior in preference to existing Partners.  The Management Committee may determine the rights, classes and duties of any such class or group of Partners without the vote or consent of any Partner or any other Person and may amend this Agreement as necessary to reflect the rights, classes and duties of any such class or group of Partners without the vote or consent of any Partner or any other Person.  Any such admission shall be effective only after the new Partner has executed and delivered to each other Partner an instrument containing the notice address of the new Partner, the new Partner’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.2 are true and correct with respect to it.  The provisions of this Section 3.5 shall not apply to Dispositions of Partnership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 3.3.

Section 3.6  Access to Information.  Each Partner, any former Partner and the agent(s) and attorney(s) of any Partner or former Partner shall, upon a request submitted to the Partnership in writing, have access to the books and records of the Partnership and other information concerning the Partnership’s business and affairs (including the books, records and information maintained pursuant to Sections 8.1 or 8.2 upon reasonable demand, for any purpose reasonably related to such Partner’s or former Partner’s interest (or former interest in the case of a former Partner) in the Partnership.  In addition, each Partner shall be entitled, upon a reasonable demand for any purpose reasonably related to such Partner’s or former Partner’s interest (or former interest in the case of a former Partner) in the Partnership, to receive any information that it may request concerning the Partnership; provided, however, that this Section 3.6 shall not obligate the Partnership, the Management Committee or any Officer to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database).  Each Partner shall also have the right, upon reasonable notice for any purpose reasonably related to such Partner’s or former Partner’s interest (or former interest in the case of a former Partner) in the Partnership, and at all reasonable times during usual business hours to inspect the properties of the Partnership and to audit, examine and make copies of the books of account and other records of the Partnership.  This right may be exercised through any agent or employee of a Partner designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated.  The Partner making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on that Partner’s behalf.  The Partners agree to cooperate reasonably, and to cause their respective independent public accountants, engineers, attorneys or other consultants to cooperate reasonably, in connection with any such request.  The foregoing rights of access are intended to provide rights of access (including the rights to examine and make extracts from books and records and other information concerning the Partnership’s business and affairs) that are at least as extensive as those contemplated in Section 15-403 of DRUPA and, to the extent the rights of access granted hereunder are more restrictive than those provided in such Section 15-403, this provision shall be deemed amended to the extent necessary to accommodate the broader scope contemplated thereby, subject to Section 8.5. Confidential Information obtained under this Section 3.6 shall be subject to the provisions of Section 3.7.

Section 3.7  Confidential Information.

(a)  Except as permitted by Section 3.7(b), (i) each Partner shall, and shall cause its Affiliates to, keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Partner shall use the Confidential Information only in connection with the Facilities and the Partnership.

(b)  Notwithstanding Section 3.7(a), but subject to the other provisions of this Section 3.7, a Partner or, where applicable, its Affiliates, may make the following disclosures and uses of Confidential Information:

(i)  disclosures to another Partner, the Management Committee or any other Person retained by the Partnership in connection with the Partnership;

(ii)  disclosures and uses that are approved by the Management Committee;

(iii)  disclosures that may be required from time to time to obtain requisite Authorizations or financing for projects related to the Facilities, if the projects are approved by the Management Committee;

(iv)  disclosures to an Affiliate of such Partner, including the directors, officers, employees, agents and advisors of that Affiliate, if such Affiliate has agreed to abide by the terms of this Section 3.7, and special care shall be taken to restrict such disclosures in any case where that Affiliate is or may become a customer of the Facilities or a “Marketing Affiliate” (as defined in the FERC’s Standards of Conduct for Transmission Providers, 18 C.F.R. Part 358;

(v)  disclosures to the Parent of such Partner, including the directors, officers, employees, agents and advisors of such Parent, but such Parent shall be subject to the terms of this Section 3.7;

(vi)  disclosures to a Person that is not a Partner or an Affiliate of a Partner, if that Person has been retained by a Partner or an Affiliate of a Partner to provide services in connection with the Partnership and has agreed to abide by the terms of this Section 3.7;

(vii)  disclosures to a bona-fide potential direct or indirect purchaser of that Partner’s Partnership Interest, if that potential purchaser has agreed to abide by the terms of this Section 3.7;

(viii)  disclosures required, with respect to a Partner or an Affiliate of a Partner, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Securities Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) any national securities exchange or automated quotation system or (E) any tax authority as such Partner deems appropriate; and

(ix)  disclosures that a Partner is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction or similar process or otherwise by Law or regulatory agency; provided, however, that, prior to any such disclosure, such Partner shall, to the extent legally permissible:

(A)  provide the Management Committee with prompt notice of such requirements so that one or more of the Partners may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.7(b)(ix);

(B)  consult with the Management Committee on the advisability of taking steps to resist or narrow such disclosure; and

(C)  cooperate with the Management Committee and with the other Partners in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Partners waive compliance with the provisions of this Agreement, that Partner agrees (I) to furnish only that portion of the Confidential Information that, in the opinion of the Partner’s counsel, the Partner is legally required to disclose, and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

(c)  Each Partner shall take, and shall cause its Affiliates to take, such precautionary measures as may be required to ensure (and such Partner shall be responsible for) compliance with this Section 3.7 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.7.

(d)  Promptly after its Withdrawal or Disposition of its entire Partnership Interest (other than to an Affiliate), such a Withdrawn Partner or Disposing Partner shall destroy (and provide a certificate of destruction to the Partnership with respect to), or return to the Partnership, all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.7, a Withdrawn Partner or Disposing Partner may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining that Partner’s corporate decisions with respect to the Facilities or the Partnership’s other direct or indirect business, operations, properties or assets, or (ii) preparing such Partner’s tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Withdrawn Partner must notify the Management Committee in advance of such retention and specify in such notice the stated period of such retention.  In addition, the Withdrawn Partner may retain copies of the Confidential Information in its electronic archives, provided it continues to maintain the confidentiality of such material for the term described in Section 3.7(f) below.

(e)  The Partners agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.7, the continuation of which unremedied will cause the Partnership and the other Partners to suffer irreparable harm. Accordingly, the Partners agree that the Partnership and the other Partners shall be entitled, in addition to other remedies that may be available to them, to seek immediate injunctive relief from any breach of any of the provisions of this Section 3.7 and to seek specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 10.4, and the other Partner(s) agree not to object to such relief on the grounds that monetary damages constitute a sufficient remedy.

(f)  The obligations of the Partners under this Section 3.7 (including the obligations of any Withdrawn Partners) shall continue to bind any Person that has ceased to be a Partner and shall terminate on the first anniversary of the end of the Term.

Section 3.8  Limitation of Liabilities of Partners.

(a)  Except as otherwise provided by DRUPA, no Partner shall be liable to third persons for Partnership losses, deficits, liabilities or obligations, except as otherwise expressly agreed to in writing by such Partner, unless the assets of the Partnership shall have first been exhausted.

(b)  After the Effective Date, the Management Committee shall, and shall cause the Officers to, use their respective reasonable efforts to prevent the Partnership from entering into any contract, lease, sublease, note, indebtedness, deed of trust or agreement or document that creates any liability, indebtedness or other obligation unless there is contained therein an appropriate provision expressly limiting the claims of all parties to such instruments or agreements and other beneficiaries thereunder to the assets of the Partnership and expressly waiving any rights of such parties and other beneficiaries to proceed against any Partners for any such Partnership obligation, without the prior written consent of all Partners.  Notwithstanding the immediately preceding sentence, the Partners agree that it shall not constitute a breach of this Section 3.8(b) if the Partnership enters into a service agreement(s) in the form of a pro forma service agreement included in the FERC Gas Tariff of SNGC.

Section 3.9  Use of Partners’ Names and Trademarks.  The Partnership, the Partners and their Affiliates shall not use the name or trademark of any Partner or its Affiliates in connection with public announcements regarding the Partnership, or marketing or financing activities of the Partnership, without the prior consent of such Partners or Affiliate, which shall not be unreasonably withheld.

ARTICLE 4
CAPITAL CONTRIBUTIONS

Section 4.1  Capital Contributions.

(a)  Except as otherwise provided in the following provisions of this Section 4.1 or Section 4.2, the Management Committee may issue or cause to be issued a notice to each Partner for the making of Capital Contributions at such times and in such amounts as the Management Committee shall determine (a “Capital Call”), such determination to be made in accordance with Article 6.  All amounts timely received by the Partnership under this Section 4.1 shall be credited to the respective Partner’s Capital Account as of the specified date.

(b)  Each Capital Call shall contain the following information:

(i)  The total amount of Capital Contributions required from all Partners;

(ii)  The amount of Capital Contribution required from the Partner to which the notice is addressed, which amount must equal that Partner’s Percentage Interest of the total Capital Call;

(iii)  The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and

(iv)  The date on which payments of the Capital Contribution shall be made (which date shall not be earlier than the 30th Day following the date the Capital Call is given, unless an earlier date is approved by the Management Committee) and the method of payment, provided that the date and the method shall be the same for each of the Partners.

(c)  Each Partner agrees that it shall make payments of its respective Capital Contributions in accordance with Capital Calls issued as provided in this Section 4.1.

Section 4.2  Loans.

(a)  Instead of making a Capital Call under Section 4.1, the Management Committee by notice in writing (the “Loan Notice”) submitted to the Partners may request the Partners to lend funds to the Partnership at such times, in such amounts and under such terms and conditions as the Management Committee shall determine; provided, however, that the Management Committee shall not issue any such Loan Notice to the extent that incurring any such loan would breach or violate any financing or other agreement of the Partnership.

(b)  Each Loan Notice issued under Section 4.2(a) shall contain the following information:

(i)  The total amount of loans requested from the Partners;

(ii)  The amount of the loan requested from the Partner to which the notice is addressed, which amount must equal (A) that Partner’s Percentage Interest of the total amount of loans requested in the Loan Notice;

(iii)  The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct;

(iv)  The date on which the loans to the Partnership are to be made (which date shall not be earlier than the 30th Day following the date the Loan Notice is given, unless an earlier date is approved by the Management Committee) and the method of payment, provided that the date and the method shall be the same for each of the Partners; and

(v)  All terms concerning the repayment of or otherwise relating to the loans, provided that the terms shall be the same for each of the Partners.

(c)  No Partner shall be obligated to make a loan or advance to the Partnership following its receipt of a Loan Notice unless all Partners agree to do so.

Section 4.3  No Other Contribution Obligations.  No Partner shall be required or permitted to make any Capital Contributions or loans to the Partnership except as provided in this Article 4.

Section 4.4  Return of Contributions.  Except as expressly provided in this Agreement, a Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.  An unrepaid Capital Contribution is not a liability of the Partnership or of any Partner.  None of the Partners is required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions.

Section 4.5  Capital Accounts.

(a)  The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Management Committee) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation §1.704-1(b)(2)(iv).  The aggregate amount in the Capital Accounts existing as of the Effective Date hereof shall be based on the assets and liabilities owned by the Partnership as of the Effective Date hereof and allocated between the Partners in accordance with their Percentage Interests.  Each Partner’s Capital Account shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property contributed by that Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation §1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation §1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that Partner by the Partnership, (v) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Partner of expenditures of the Partnership described (or treated as described) in Section 705(a)(2)(B) of the Code, and (vii) allocations of Partnership loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation §1.704-1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation §1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii).  The Partners’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation §1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation §1.704-1(b)(2)(iv)(g).  Thus, the Partners’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Partnership’s property on its books based on the fair market value of the Partnership’s property on the date of adjustment (as determined pursuant to Section 4.5(b)), immediately prior to (A) the contribution of money or other property to the Partnership by a new or existing Partner as consideration for a Partnership Interest or an increased Percentage Interest, (B) the distribution of money or other property by the Partnership to a Partner as consideration for a Partnership Interest, or (C) the liquidation of the Partnership.  A Partner who has more than one Partnership Interest shall have a single Capital Account that reflects all such Partnership Interests, regardless of the class of Partnership Interests owned by such Partner and regardless of the time or manner in which such Partnership Interests were acquired.  Upon the Disposition of all or a portion of a Partnership Interest, the Capital Account of the Disposing Partner that is attributable to that Partnership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation §1.704-1(b)(2)(iv)(l).  The Capital Accounts shall not be deemed to be, nor have the same meaning as, the capital account of the Partnership under the NGA.

(b)  Whenever the fair market value of the Partnership’s property is required to be determined pursuant to the third and fourth sentences of Section 4.5(a), the Management Committee shall establish the fair market value in a notice to the Partners.

Section 4.6  Failure to Make a Capital Contribution.

(a)  General.  If any Partner fails to make a Capital Contribution when required in a Capital Call under Section 4.1 of this Agreement (each such Partner being a “Non-Contributing Partner”), then, provided the failure has not been cured, the Partners that have contributed their Capital Contributions in response to such Capital Call (each, a “Contributing Partner”) may (without limitation as to other remedies that may be available) at any time following the 10th Day following the date the Capital Contribution was due elect to pay the portion of the Capital Contribution owed and unpaid by the Non-Contributing Partner (the “Additional Contribution”), in which event the Contributing Partner(s) that elect to fund the Non-Contributing Partners’ share (the “Additional Contributing Partners”) may treat the contribution as either: (i) a Capital Contribution resulting in the Additional Contributing Partners receiving a Priority Interest under Section 4.6(b), or (ii) a permanent capital contribution that results in an adjustment of Partnership Interests under Section 4.6(c), as determined by the Additional Contributing Partners as set forth below.

No Contributing Partner shall be obligated to elect to take the actions specified in the preceding paragraph of this Section 4.1(a).  The decision of the Contributing Partners to elect to take the action described in the preceding paragraph shall be made by the determination of the Contributing Partners holding the majority of the Percentage Interests of all Contributing Partners, provided that such treatment may not be elected unless at such time of determination there is one or more Additional Contributing Partners.  The decision of the Additional Contributing Partners to elect the treatment described in the preceding paragraph of this Section 4.1(a) shall be made by the determination of the Additional Contributing Partners holding the majority of the Percentage Interests of all Additional Contributing Partners.  Unless and until such election is made, payment of the Additional Contribution shall be treated as a Priority Interest under Section 4.6(a)(i).  If the Additional Contributing Partners make the election under Section 4.6(a) to treat the contribution as a contribution for which they receive a Priority Interest under Section 4.6(b), then the Additional Contributing Partners will have the option, exercisable at any time thereafter (by the election of Additional Contributing Partners holding a majority of the Percentage Interests of all Additional Contributing Partners) upon notice furnished to the other Partners not less than 30 Days before the proposed effective time of the option exercise, to change their election such that the amount of the payment of the Non-Contributing Partner’s portion of the Capital Contribution (less any amounts received by the Additional Contributing Partners as a payment of the applicable Priority Interest (other than payment of the return amount forming a part thereof)) shall be treated as an Additional Contribution as provided in Section 4.6(c).  In that event, the accrued and unpaid return forming part of the Priority Interest shall not be treated as an Additional Contribution but shall continue as a Priority Interest as provided in Section 4.6(b) below (with such amount to continue to compound return thereon).

(b)  Priority Interest.  If the Additional Contributing Partners elect to treat the payment of an Additional Contribution as a contribution for which the Additional Contributing Partners receive a Priority Interest, then the following shall apply:

(i)  Each Additional Contributing Partner shall receive a Priority Interest in the distributions from the Partnership that would otherwise be due and payable to the Non-Contributing Partner(s).  The Priority Interest received by each Additional Contributing Partner shall be in the proportion that the amount of the Additional Contribution paid by such Additional Contributing Partner bears to the amount of the Additional Contributions made by all Additional Contributing Partners (each Additional Contributing Partner’s percentage share of the Priority Interests shall be its “Priority Interest Sharing Ratio”).  All distributions from the Partnership that would otherwise be due and payable to the Non-Contributing Partner(s) instead shall be paid to the Additional Contributing Partners in accordance with their respective Priority Interest Sharing Ratio and no distribution shall be made from the Partnership to any Non-Contributing Partner until all Priority Interests have terminated.  The Priority Interest shall terminate with respect to an Additional Contributing Partner when that Additional Contributing Partner has received either through the distributions it receives in respect of its Priority Interest or through payment(s) to it by the Non-Contributing Partner(s) (which payment(s) may be made by the Non-Contributing Partner(s) at any time) of an amount equal to the Additional Contribution made by such Additional Contributing Partner, plus a return thereon of twelve percent (12%) per annum (compounded quarterly on the outstanding balance).  For purposes of making this calculation, all amounts received by an Additional Contributing Partner shall be deemed to be applied first against a return on, and then to the amount of, the Additional Contribution.  For purposes of maintaining Capital Accounts, any amount paid by a Non-Contributing Partner to a Contributing Partner to reduce and/or terminate a Priority Interest shall be treated as though such amount were contributed by the Non-Contributing Partner to the Partnership and thereafter distributed by the Partnership to the Contributing Partner with respect to its Priority Interest.

(ii)  The Priority Interests shall not alter the Percentage Interests, nor shall the Priority Interests alter any distributions to the Contributing Partners (in their capacity as Contributing Partners, as opposed to their capacity as Additional Contributing Partners) in accordance with their respective Percentage Interests.  Notwithstanding any provision in this Agreement to the contrary, a Partner may not dispose of all or a portion of its Priority Interest except to a Person to which it Disposes of all or the applicable pro rata portion of its Partnership Interest after compliance with the requirements of this Agreement for the Disposition.

(iii)  No Partner that is a Non-Contributing Partner may Dispose of its Partnership Interest unless, at the closing of such Disposition, either the Non-Contributing Partner or the proposed Assignee pays the amount necessary to terminate the Priority Interest arising from such Non-Contributing Partner’s failure to contribute.  No such transferee shall be admitted to the Partnership as a Partner until compliance with this Section 4.6(b)(iii) has occurred.

(c)  Permanent Contribution.  Subject to Section 4.6(a), if the Additional Contributing Partners elect under Section 4.6(a) to have the Additional Contribution treated as a permanent capital contribution, then each Additional Contributing Partner that funds a portion of the Additional Contribution shall have its Capital Account increased accordingly and the Partners’ Partnership Interests and Percentage Interests will be automatically adjusted to equal each Partner’s total Capital Contributions when expressed as a percentage of all Partners’ Capital Contributions.

(d)  Further Assurance.  In connection with this Section 4.6, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Section 4.6.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

Section 5.1  Distributions.

(a)  On or before the final Business Day of the calendar month immediately following the end of each Quarter (commencing with the Quarter ending ________, 2007), the Management Committee shall review and determine the amount of Available Cash with respect to that Quarter, and, subject to the terms of Section 4.6(b), an amount equal to 100% of Available Cash with respect to that Quarter shall be distributed in accordance with this Article 5 to the Partners (other than a Breaching Partner) in proportion to their respective Percentage Interests (at the time the amounts of such distributions are made); provided, however, that the amount of Available Cash required to be distributed for the Quarter in which the Effective Date occurs, shall be pro rated based upon a fraction, of which the numerator is the number of days in the period that commences on the Effective Date and ends on December 31, 2007 and of which the denominator is 92.

(b)  Notwithstanding Section 5.1(a), in the event of the dissolution and winding up of the Partnership, all receipts of the Partnership received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of Section 11.2(a)(iii)(C).

Section 5.2  Allocations for Capital Account Purposes.

(a)  For purposes of maintaining the Capital Accounts pursuant to Section 4.5, except as provided in Section 5.2(b) and (c), each item of income, gain, loss, expense, deduction and credit of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b)  With respect to each period during which a Priority Interest is outstanding, each Additional Contributing Partner shall be allocated items of income and gain in an amount equal to the return that accrues with respect to that Additional Contributing Partner’s Additional Contribution pursuant to Section 4.6(b)(i), and items of income and gain that would otherwise be allocable to the Non-Contributing Partner(s) shall be correspondingly reduced.

(c)  Notwithstanding any other provision of this Section 5.2, the following special allocations shall be made in the following order:

(i)  Minimum Gain Chargeback.  Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain (as generally defined under Treasury Regulation Section §1.704-1 or §1.704-2) for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this Section 5.2(c)(i), then items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation §1.704-2(g)(2)).  It is the intent of the Partners that any allocation pursuant to this Section 5.2(c)(i) shall constitute a “minimum gain chargeback” under Treasury Regulations §1.704-2(f) and shall be interpreted consistently therewith.

(ii)  Partner Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Article 5, except Section 5.2(c)(i), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as generally defined under Treasury Regulation §1.704-1 or §1.704-2), during any taxable year, any Partner who has a share of the Partner Nonrecourse Debt Minimum Gain shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined in the manner required by Treasury Regulation §1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Partner Nonrecourse Debt Minimum Gain.

(iii)  Qualified Income Offset.  Except as provided in Section 5.2(c)(i) and (ii) hereof, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), §1.704-1(b)(2)(ii)(d)(5), or §1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

(iv)  Gross Income Allocations.  In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period in excess of the sum of the amount such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation §1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations §§1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(c)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.2 have been tentatively made as if Section 5.2(c)(iv) were not in the Agreement.

(v)  Partnership Nonrecourse Deductions.  Partnership Nonrecourse Deductions (as determined under Treasury Regulation §1.704-2(c)) for any fiscal year shall be allocated among the Partners in proportion to their Percentage Interests.

(vi)  Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions (as defined under Treasury Regulation §1.704-2(i)(2)) shall be allocated pursuant to Treasury Regulation §1.704-2(i) to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which it is attributable.  Provided, however, that if more than one Partner bears the economic risk of loss for such debt, the Partner Nonrecourse Deductions attributable to such partner nonrecourse debt shall be allocated to and among the Partners in the same proportion that they bear the economic risk of loss for such partner nonrecourse debt.  This Section 5.2(c)(vi) is intended to comply with the provisions of Treasury Regulation §1.704-2(i) and shall be interpreted consistently therewith.

(vii)  Code Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.

(viii)  Curative Allocation.  The special allocations set forth in Sections 5.2(c)(i)-(vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations.  Notwithstanding any other provisions of this Section 5.2, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.

Section 5.3  Allocations for Tax Purposes.

(a)  Except as otherwise provided herein, for federal income tax purposes each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss and deduction is allocated pursuant to Section 5.2.

(b)  Notwithstanding any provisions contained herein to the contrary, for income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Partnership by a Partner or revalued pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(f) shall be allocated among the Partners in a manner that takes into account the variation between the adjusted tax basis of such property and its Carrying Value, as required by Section 704(c) of the Code and Treasury Regulation §1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation §1.704-3(d).

Section 5.4  Varying Interests.  All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Partnership to have been Partners as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Partner’s Percentage Interest, the Partners agree that their allocable shares of items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Partners’ varying Percentage Interests.

ARTICLE 6
MANAGEMENT

Section 6.1  Generally.  The management of the business and affairs of the Partnership is fully vested in the Partners.  To facilitate the orderly and efficient management of the business and affairs of the Partnership, the Partners shall act (a) collectively as a “committee of the whole” (such committee to be referred to as the Management Committee) pursuant to Section 6.2, and (b) through the delegation by the Management Committee of certain duties and authority to the Officers.  Subject to the express provisions of this Agreement, each Partner agrees that it will not exercise any authority it may otherwise have under DRUPA or otherwise to bind or commit the Partnership to agreements, transactions or other arrangements, or to hold itself out as an agent of the Partnership.

Section 6.2  Management Committee.  Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Partnership and shall be binding on each Partner, Representative, Officer and employee of the Partnership.  The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

(a)  Representatives.

(i)  Composition.  The Management Committee shall be composed of four Representatives designated as provided below by the Partners.  Each of EP SNG and EPPP SNG shall be entitled to designate the number of Representatives and Alternate Representatives set forth opposite such Partner’s name in Annex I under the column entitled “Number of Representatives and Alternate Representatives.”

(ii)  Designation.  To facilitate the orderly and efficient conduct of Management Committee meetings, each Partner shall notify the other Partners in writing, from time to time, of the identity of (A) one or more of its officers, employees or agents who will represent it at meetings (each, a “Representative”), such number of Persons so identified at any time not to exceed the number of Representatives to be designated by such Partner in accordance with Section 6.2(a)(i), and (B) one or more of its officers, employees or agents who will represent it at any meeting that any one or more of that Partner’s Representatives is unable to attend (each an “Alternate Representative”; if an Alternative Representative is to be an alternate for more than one Representative of a Partner, the Partner’s notification shall specify same), such number of Persons so identified at any time not to exceed the number of Alternate Representatives to be designated by such Partner in accordance with Section 6.2(a)(i).  (The term “Representative” shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.).  The initial Representatives and Alternate Representatives designated by each Partner are set forth in Annex I.  A Partner may designate different Representatives or Alternate Representatives for any meeting of the Management Committee by notifying each of the other Partners on or before the date scheduled for that meeting; provided, however, that if giving that advance notice is not feasible, then any new Representative or Alternate Representative shall present written evidence of his or her authority at the commencement of such meeting.  Alternate Representatives may attend all Management Committee meetings but shall have no vote at any such meeting attended except in the absence of the Representative for whom such Person is the Alternate Representative.  Upon the death, resignation or removal for any reason of any Representative of a Partner, such Partner shall promptly designate a successor as provided herein.

(iii)  Authority.  Each Representative shall have the full authority to act on behalf of the Partner that designated such Representative; the action of the Representative(s) at a meeting (or through a written consent) of the Management Committee shall bind the Partner that designated that Representative(s); and the other Partner shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative(s).  In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which that Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

(iv)  DISCLAIMER OF DUTIES; INDEMNIFICATION.  EACH REPRESENTATIVE SHALL BE AN AGENT OF AND SHALL REPRESENT, AND, TO THE FULLEST EXTENT PERMITTED BY LAW, OWE DUTIES TO, ONLY THE PARTNER THAT DESIGNATED THE REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL AFFAIR OF THE PARTNER), AND, TO THE EXTENT PERMITTED BY LAW, SHALL NOT OWE ANY DUTY (FIDUCIARY OR OTHERWISE) TO THE PARTNERSHIP, ANY OTHER PARTNER OR REPRESENTATIVE OR ANY OFFICER OR EMPLOYEE OF THE PARTNERSHIP. THE PROVISIONS OF SECTION 6.2(e)(ii) SHALL ALSO INURE TO THE BENEFIT OF EACH PARTNER’S REPRESENTATIVE. THE PARTNERSHIP SHALL INDEMNIFY, TO THE FULLEST EXTENT PERMITTED BY LAW, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER PARTNER), OTHER THAN THE PARTNER THAT DESIGNATED THE REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE REPRESENTATIVE’S SERVICE ON THE MANAGEMENT COMMITTEE.

(v)  Attendance.  Each Partner shall use all reasonable efforts to cause its Representative(s) or Alternate Representative(s) to attend each meeting of the Management Committee, unless its Representative(s) is unable to do so because of a “force majeure” event or other event beyond such Person’s reasonable control, in which event such Partner shall use all reasonable efforts to cause its Representative(s) or Alternate Representative to participate in the meeting by telephone or other electronic communication pursuant to Section 6.2(g).

(b)  Procedures.  The Management Committee shall maintain (or cause to be maintained) written minutes of each of its meetings, which shall be submitted for approval within a reasonable period of time after each meeting.  The Management Committee may adopt such rules and procedures relating to its activities as the Management Committee may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

(c)  Time and Place of Meetings.  The Management Committee shall meet no less often than once each Quarter; provided, however, that in lieu of any such meeting the Management Committee may elect to act by written consent.  The time, date and location of meetings of the Management Committee, and the agenda for each such meeting, shall be as determined by the Management Committee from time to time.  Special meetings of the Management Committee may be called at such times, and in such manner, as any Representative or Partner determines to be necessary or appropriate.  Any Representative or Partner calling for any such special meeting shall notify all other Representatives and Partners of the date and agenda for such meeting on or before the third Business Day prior to the date of such meeting, provided that such three (3) Business Day period may be waived by agreement of the other Representatives.  Attendance of a Partner’s Representative at a meeting of the Management Committee shall constitute a waiver of notice of that meeting, except where the Representative attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not properly called or convened in accordance with this Agreement.

(d)  Quorum.  The presence, in person, by telephone or by other form of two-way electronic communication permitted by Section 6.2(g), of a majority of the Representatives (including, in the absence of a Representative, the Alternative Representative of such Person) shall constitute a quorum for the transaction of business at any meeting of the Management Committee, provided that such majority includes at least one Representative (or Alternate Representative) of each Partner.

(e)  Voting.

(i)  Voting; Voting Thresholds.  Except as provided otherwise in this Agreement, each Representative (or Alternate Representative, as the case may be) present and acting at a meeting of the Management Committee shall be entitled to one vote on each matter submitted to the Management Committee for its approval, consent or determination.  Except as otherwise provided in this Agreement, the affirmative vote of a majority of the Representatives in attendance at a meeting of the Management Committee at which a quorum is present (a “Majority Interest”) shall constitute the action of the Management Committee.

(ii)  DISCLAIMER OF DUTIES. WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE MANAGEMENT COMMITTEE OR OTHERWISE UNDER THIS AGREEMENT, EACH PARTNER OR ITS REPRESENTATIVE MAY GRANT OR WITHHOLD ITS VOTE, CONSENT OR APPROVAL IN ITS SOLE DISCRETION, FREE FROM ANY DUTY, FIDUCIARY OR OTHERWISE, TO THE PARTNERSHIP OR ANY PARTNER OTHER THAN THE DUTY TO ACT IN GOOD FAITH.  THE PROVISIONS OF THIS SECTION 6.2(e)(ii) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A PARTNER OR ITS REPRESENTATIVE.

(iii)  Exclusion of Certain Partners and Their Sharing Ratios.  With respect to any vote, consent or approval, the Representative(s) of any Breaching Partner or Withdrawn Partner shall be excluded from such decision (as contemplated by Section 9.3(b)), and the requirement in Section 6.2(d) above for the determination of a quorum shall be deemed to be modified appropriately.

(f)  Action by Written Consent.  Any action required or permitted to be taken at a regular or special meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed either by all of the Representatives (or if a Representative is unavailable, the Alternate Representative for that unavailable Representative) or by all of the Partners.

(g)  Meetings by Telephone or Other Communications Devices.  Representatives (including any Alternate Representative) may participate in and hold any meeting by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can communicate with and hear each other. Participation in a meeting shall constitute presence in person at the meeting, except where a Partner participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(h)  Matters Requiring Management Committee Approval.  Except as expressly provided elsewhere in this Agreement, none of the following actions may be taken by, or on behalf of the Partnership, without first obtaining the vote of the Management Committee described below:

(i)  Unanimous Interest.  The following actions shall require the approval of all Representatives or Partners:

(A)  to the fullest extent permitted by law, dissolution of the Partnership under Section 11.1(a);

(B)  to the fullest extent permitted by law, causing or permitting the Partnership to become Bankrupt (but this provision is not intended to require, nor shall it be construed to require, any Partner to ensure the profitability or solvency of the Partnership);

(C)  causing the Partnership to mortgage or pledge any of its properties or assets to secure the payment or performance of any obligation for the repayment of borrowed money or any guarantee of such repayment;

(D)  the commencement before the FERC, or the resolution through settlement, stipulation or other consensual means, in whole or in part, before the FERC (or before any United States Court of Appeals on an appeal of an order of the FERC), of:

(i)  any NGA Section 4 (15 U.S.C. Section 717(c)) general rate case (provided that it shall not constitute a breach of this Agreement if without the unanimous approval specified herein the Partnership makes such filing(s) with the FERC as may be necessary or appropriate to commence any NGA Section 4 rate case to the extent that failure to do so would breach or violate any existing rate settlement, stipulation or other order of the FERC to which the Partnership is subject); or

(ii)  any other proceeding or controversy at the FERC or on an appeal of an order thereof, the outcome of which would cause either

a.  the Partnership’s revenues to be reduced by, or

b.  the Partnership to pay penalties, refunds or interest of, a total of $____ million or more; or

(iii)  to agree to any criminal penalty;

(E)  any amendment to this Agreement (including any amendment to Section 5.1), other than an amendment solely made to change the Partnership’s name;

(F)  the creation of any additional Partnership Interests of any class in accordance with Section 3.4 and specifying the rights, class(es) and duties thereof, or the proposed admission of any Person (other than a Permitted Transferee) as a partner of the Partnership, whether as a result of the Disposition by a Partner of all or any part of its Partnership Interest or otherwise, provided, however, that the Disposition by a Partner of all or any part of its Partnership Interest to a Permitted Transferee shall not require the prior approval of the Management Committee;

(G)  any proposal to sell or otherwise Dispose of assets of the Partnership (excluding any agreement to sell service using capacity on the Facilities), whether in a single transaction or any series of transactions, outside the ordinary course of the Partnership’s business with a value exceeding a total of $450 million in any calendar year;

(H)  the Disposition or abandonment of all or substantially all of the assets of the Partnership, and any Disposition (including a Deemed Tax Disposition, if such Disposition, when added to the total of all other Dispositions (including Deemed Tax Dispositions) within the preceding twelve months, results in the Partnership being considered to have terminated within the meaning of Section 708(b)(1)(B) of the Code;

(I)  causing or permitting the Partnership to merge with, or consolidate or convert into, any other entity;

(J)  entering into, conducting, or authorizing the Partnership to conduct, any new activity or business that may cause the Partnership to generate income for federal income tax purposes which will not constitute “qualifying income” (as such term is defined pursuant to Section 7704 of the Code); or

(K)  any amendment to the Master Services Agreement, other than any amendment that the Management Committee determines would not materially adversely affect the Partnership.

(ii)  Majority Interest.  A Majority Interest shall be required to approve:

(A)  causing the Partnership to take any action under this Agreement that requires Management Committee approval other than the actions specified in Section 6.2(h)(i);

(B)  the determination of the amount of Available Cash with respect to each Quarter;

(C)  approving, modifying or amending the annual Capital Budget and Operating Budget for the Partnership (with it being understood that the latest approved Capital Budget or Operating Budget shall be used, and deemed approved, for any subsequent period until the new Capital Budget or Operating Budget (as applicable) for that period is so approved), including the parameters under which the Officers are authorized to expend Partnership funds without further Management Committee approval;

(D)  issuing or causing to be issued any Capital Call under Section 4.1 or Loan Notice under Section 4.2;

(E)  any additions to (by acquisition, development, construction or otherwise) or expansions or extensions of the Facilities, provided that any additions, expansions or extensions to the Facilities approved by either (I) any duly authorized Officer(s) pursuant to authority delegated by the Management Committee or (II) in accordance with the Master Services Agreement, shall be deemed approved by the Management Committee for purposes hereof and shall not require separate approval;

(F)  appointing Officers of the Partnership and determining their authority to act on behalf of the Partnership;

(G)  designating Officers or employees to serve on the audit committee of the Partnership, if one shall be established by the Management Committee;

(H)  any change in the Partnership’s name;

(I)  causing the Partnership to enter into any short-term or long-term indebtedness, but Working Capital Borrowings made from time-to-time under an agreement previously approved as contemplated herein need not be further approved by the Management Committee;

(J)  except for any commencement or resolution that requires the unanimous approval of the Management Committee pursuant to Section 6.2(i)(D) above, the commencement before the FERC, or the resolution through settlement, stipulation or other consensual means of any matter brought under the NGA Section 4 (15 U.S.C. Section 717(c)) or Section 5 (15 U.S.C. Section 717(d)); provided that the Management Committee may delegate to any duly authorized Officer(s) the right(s) to commence or resolve any such proceeding involving (i) a reduction of not more than $____ million in the Partnership’s revenues for any 12-month period; (ii) the composition of any liability or indebtedness exceeding $____ million in any 12-month period or $___ million in the aggregate or (iii) an immaterial effect on the level of throughput in or capacity of the Facilities subject to firm or interruptible contracts; or

(K)  making any tax elections under the Code.

(i)  Subcommittees.  The Management Committee shall have the power and authority to create such subcommittees, and delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.

(j)  Officers.

(A)  The Management Committee shall have the power and authority to appoint one or more Persons to be Officers of the Partnership.  Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Management Committee may delegate to them and shall serve at the pleasure of the Management Committee and report to the Management Committee.  Except as otherwise specifically provided in this Agreement or by the Management Committee, the authority and functions of the Officers shall be identical to the authority and functions of the officers of a corporation organized under the DGCL.  The Management Committee shall have full power and authority to direct the Officers to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership.  In addition, the Management Committee shall have full power and authority to select and dismiss Officers, employees, agents, outside attorneys, accountants, consultants and contractors and to determine their compensation and other terms of employment or hire, create and operate employee benefit plans, employee programs and employee practices.

(B)  The Officers may include a Chief Executive Officer, a President and a Secretary, and may also include a Chief Operating Officer, Chief Financial Officer, Treasurer, one or more Vice Presidents (who may be further classified by such descriptions as “executive,” “senior,” “assistant” or otherwise, as the Management Committee shall determine), one or more Assistant Secretaries and one or more Assistant Treasurers.  If Officers are appointed, each Officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  Any number of offices may be held by the same Person.  The compensation of Officers shall be fixed from time to time by the Management Committee or by such Officers as may be designated by the Management Committee.

(C)  Any Officer may resign at any time upon written notice to the Partnership.  Any Officer may be removed by the Management Committee with or without cause at any time.  The Management Committee may delegate the power of removal of Officers to any Officer.  Such removal shall be without prejudice to a Person’s contract rights, if any, but the appointment of any Person as an Officer shall not of itself create contract rights.

(D)  Unless otherwise directed by the Management Committee or specified in an employment or other agreement to which an Officer is a party, a Person appointed as an Officer of the Partnership shall be required to devote to the business affairs of the Partnership only the portion of such Person’s full productive time as is required to perform the duties delegated to such Person by the Management Committee.  In addition, it shall not constitute a breach or violation of any duty owed to the Partnership or to any Partner by a Person appointed as an Officer for such Person to be a director, manager, officer or employee of any Affiliate of the Partnership provided that the Management Committee is advised of such Person’s positions with such Affiliate(s) and does not object to same in a timely manner.

(E)  The officers of SNGC immediately prior to the Conversion shall continue as the Officers of the Partnership, with the titles and responsibilities of their offices immediately prior to the Conversion.

Section 6.3  Master Services Agreement.  Effective as of the date of the Conversion, the Partnership shall enter into the Master Services Agreement.

Section 6.4  Conflicts of Interest; Outside Activities.

(a)  Each Partner agrees to the terms of Section 2.7.

(b)  In addition to the rights set forth in Section 2.7, any Partner or Affiliate or Affiliates of a Partner (including any Subsidiary of a Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any the Partnership or any Subsidiary, independently or with others, including business interests and activities in direct competition with the business and activities of the Partnership or any Subsidiary, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise to the Partnership, any Subsidiary or any Partner.  None of the Partnership, any Subsidiary or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any Partner or any Affiliate of a Partner (including any Subsidiary of a Partner).

(c)  Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Person (including any Partner or any Subsidiary or other Affiliate of a Partner) in accordance with the provisions of this Section 6.4 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any Partner’s or any other Person’s duties to the Partnership or any Partner or any other obligation of any type whatsoever of a Partner or any other Person to the Partnership or any Partner for any such Person to engage in such business interests and activities in preference to or to the exclusion of the Partnership or any Subsidiary, (iii) none of the Partners or any other Person shall have any obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to the Partnership or any Subsidiary and (iv) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any Partner or other Person.

(d)  The Partnership may transact business with any Partner or Affiliate of a Partner, provided the terms of those transactions are approved by the Management Committee or expressly contemplated by this Agreement or involve transportation agreements on the Facilities with an Affiliate of a Partner incurred in the ordinary course of the Partnership’s business.  Without limiting the generality of the foregoing, the Partners recognize and agree that their respective Affiliates currently, or in the future may, engage in various activities involving natural gas marketing and trading (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), transportation, gathering, processing, storage, distribution, development and ownership, as well as other commercial activities related to natural gas and other hydrocarbons and that these and other activities by Partners’ Affiliates may be based on natural gas that is transported in the Facilities or otherwise made possible or more profitable by reason of the Partnership’s activities (herein referred to as “Affiliate’s Outside Activities”).  No Affiliate of a Partner shall be restricted in its right to conduct, individually or jointly with others, for its own account any Affiliate’s Outside Activities, and no Partner or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such Affiliate’s Outside Activities with, the Partnership, any other Partner or any Affiliate of any other Partner, by reason of such Affiliate’s Outside Activities.

(e)  To the extent permitted by Law, the provisions of this Agreement, including this Section 6.4 and Sections 6.2(a)(iv), 6.2(e)(ii), 6.7 and 6.8, constitute an agreement to modify or eliminate fiduciary duties pursuant to the provisions of Sections 15-404(b) and (c) and 15-103(f) of DRUPA.

Section 6.5  Indemnification for Breach of Agreement.  To the fullest extent permitted by Law, each Partner shall indemnify, protect, defend, release and hold harmless each other Partner, its Affiliates, and its and their respective directors, officers, trustees, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Partner) that result from a breach by the indemnifying Partner of this Agreement; provided, however, that this Section 6.5 shall not (a) apply to any Claim or other matter for which a Partner has no liability or duty, or is indemnified or released, pursuant to Section 6.4 or (b) hold the indemnified Person harmless from special, consequential or exemplary damages, except in the case where the indemnified Person is legally obligated to pay such damages to another Person.

Section 6.6  General Regulatory Matters.  Each Partner shall:

(a)  cooperate fully with the Partnership and the Management Committee in securing appropriate Authorizations for the development, construction and operation of the Facilities, including supporting all applications submitted to the FERC by or on behalf of the Partnership, and in connection with any reports prescribed by any other Governmental Authority having jurisdiction over the Partnership;

(b)  join in any eminent domain takings by the Partnership, to the extent, if any, required by Law;

(c)  devote such efforts as shall be reasonable and necessary to develop and promote the Facilities for the benefit of the Partnership, taking into account the Partner’s Percentage Interest, resources and expertise; and

(d)  cooperate fully with the Partnership and the Management Committee to ensure compliance with FERC Standards of Conduct, if applicable.

Section 6.7  Disclaimer Of Duties.  WITH RESPECT TO ANY ACTION, CONSENT OR APPROVAL, EACH PARTNER MAY TAKE OR NOT TAKE THE ACTION, OR GRANT OR WITHHOLD CONSENT OR APPROVAL, IN ITS SOLE DISCRETION, FREE FROM ANY DUTY FIDUCIARY OR OTHERWISE, TO THE PARTNERSHIP OR ANY PARTNER OTHER THAN THE DUTY TO ACT IN GOOD FAITH.  THE PROVISIONS OF THIS SECTION 6.7 SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY PARTNER.

Section 6.8  Sole Discretion.  To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any other agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement any Person is permitted or required to make a decision (a) in its Sole Discretion, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty (including any fiduciary duty) or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person or (b) in its “good faith” or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standard.

ARTICLE 7
TAXES

Section 7.1  Tax Returns.  The Tax Matters Partner shall prepare and timely file (on behalf of the Partnership) all federal, state and local tax returns required to be filed by the Partnership and provide all Partners, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation of such Partner of its income tax returns and such Partner’s tax information reporting requirements, and provide all Partners with a draft of the return for their review and comment no later than February 15th of the year following.  Each Partner shall furnish to the Tax Matters Partner all pertinent information in its possession relating to the Partnership’s operations that is necessary to enable the Partnership’s tax returns to be timely prepared and filed.  The Partnership shall bear the costs of the preparation and filing of its returns.

Section 7.2  Tax Elections.  The Partnership shall make the following elections on the appropriate tax returns:

(a)  to adopt as the Partnership’s fiscal year the calendar year;

(b)  to adopt the accrual method of accounting;

(c)  to elect, pursuant to Section 754 of the Code in accordance with the applicable Treasury Regulations thereunder, to adjust the basis of the Partnership’s properties;

(d)  to elect to amortize the organizational expenses of the Partnership ratably over the period as permitted by Section 709(b) of the Code; and

(e)  any other election the Management Committee may deem appropriate.

The Partnership intends to be classified as a partnership for federal income tax purposes.  Neither the Partnership nor any Partner shall make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 7.3  Tax Matters Partner.

(a)  The Management Committee shall designate EP SNG to serve as the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”).  The Tax Matters Partner shall take such action as may be necessary to cause to the extent possible each other Partner to become a “notice partner” within the meaning of Section 6223 of the Code.  The Tax Matters Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity.

(b)  The Tax Matters Partner shall provide any Partner, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Partner of its income tax returns and such Partner’s tax information reporting requirements.

(c)  Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be reimbursed by the Partnership.

(d)  The Tax Matters Partner shall not bind any Partner to a settlement agreement without obtaining the consent of such Partner.  Any Partner that enters into a settlement agreement with respect to any Partnership item (as described in Code Section 6231(a)(3)) shall notify the other Partners of the settlement agreement and its terms on or before the 90th Day after the date of the settlement.

(e)  No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of Partnership items for any taxable year without first notifying the other Partners.  If the Management Committee consents to the requested adjustment, the Tax Matters Partner shall file the request for the administrative adjustment on behalf of the Partners.  If such consent is not obtained on or before the 30th Day after such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Partner, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf.  Any Partner intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Partnership shall notify the other Partners of such intention and the nature of the contemplated proceeding.  In the case where the Tax Matters Partner is the Partner intending to file such petition on behalf of the Partnership, such notice shall be given within a reasonable period of time to allow the other Partners to participate in the selection of the forum in which such petition will be filed.

(f)  If any Partner intends to file a notice of inconsistent treatment under Code Section 6222(b), such Partner shall give reasonable notice under the circumstances to the other Partners of such intent and the manner in which the Partner’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Partners.

Section 7.4  Amounts Withheld.  All amounts required to be withheld pursuant to federal, state, local, or foreign tax laws shall be treated as amounts actually distributed to the affected Partners for all purposes under this Agreement.  The Management Committee is hereby authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, local, or foreign government any amounts required to be so withheld pursuant to federal, state, local or foreign law.

ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 8.1  Maintenance of Books; Reports.  The Management Committee shall cause to be kept at the principal office of the Partnership or at such other location approved by the Management Committee complete and accurate books and records of the Partnership, including all books and records necessary to provide to the Partners any information required to be provided pursuant to Section 8.2, supporting documentation of the transactions with respect to the conduct of the Partnership’s business and minutes of the proceedings of the Partners and the Management Committee, and any other books, records and information that are required to be maintained by applicable Law, including Section 15-403(a) of DRUPA.

Section 8.2  Reports.  With respect to each calendar year, and within the time frame specified by the Management Committee, the Management Committee or any duly authorized Officer(s) shall cause to be prepared and delivered to each Partner such reports, financial statements, forecasts, studies, budgets and other information as the Management Committee may request from time to time.

Section 8.3  Bank Accounts.  Funds of the Partnership shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee, which may include the El Paso Corporation cash management program.

ARTICLE 9
WITHDRAWAL

Section 9.1  No Right of Withdrawal.  No Partner shall voluntarily Withdraw from the Partnership.

Section 9.2  Deemed Withdrawal.  A Partner is deemed to have Withdrawn from the Partnership upon the occurrence of any of the following events:

(a)  there occurs an event that makes it unlawful for the Partner to continue to be a Partner;

(b)  the Partner becomes Bankrupt;

(c)  the Partner commences liquidation or winding up;

(d)  notice from the Management Committee if the Partner commits a Default and the Default has not been cured; or

(e)  as otherwise provided in Sections 15-601(1) or (5) of DRUPA.

Section 9.3  Effect of Withdrawal.  A Partner that is deemed to have Withdrawn under Section 9.2 (a “Withdrawn Partner”), must comply with the following requirements in connection with its Withdrawal:

(a)  The Withdrawn Partner ceases to be a Partner immediately upon the occurrence of the applicable Withdrawal event.

(b)  The Withdrawn Partner shall not be entitled to receive any distributions from the Partnership except as set forth in Section 9.3(e), and it shall not be entitled to exercise any rights of a Partner, including any voting or consent rights or to receive any further information (or access to information) from the Partnership.  The Percentage Interest of that Partner shall not be taken into account in calculating the Percentage Interests of the Partners for any purposes.  This Section 9.3(b) shall also apply to a Breaching Partner; but if a Breaching Partner cures its breach during the applicable cure period, then any distributions that were withheld from that Partner shall be paid to it, without interest.

(c)  The Withdrawn Partner must pay to the Partnership all amounts, if any, that it owes to the Partnership.

(d)  The Withdrawn Partner shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Partnership that accrue prior to the Withdrawal.

(e)  From the date of the Withdrawal to the date of the payment, the former Capital Account balance of the Withdrawn Partner shall be recorded as a contingent obligation of the Partnership, and not as a Capital Account, until payment is made.  The rights of a Withdrawn Partner under this Section 9.3(e) shall (i) be subordinate to the rights of any other creditor of the Partnership, (ii) not include any right on the part of the Withdrawn Partner to receive any interest (except as may otherwise be provided in the evidence of any indebtedness of the Partnership owed to such Withdrawn Partner) or other amounts with respect thereto; (iii) not require the Partnership to make any distribution (the Withdrawn Partner’s rights under this Section 9.3(e) being limited to receiving such portion of distributions as the Management Committee may, in its Sole Discretion, decide to cause the Partnership to make); (iv) not require any Partner to make a Capital Contribution or a loan to permit the Partnership to make a distribution or otherwise to pay the Withdrawn Partner; and (v) be treated as a liability of the Partnership for purposes of Section 12.2. Except as set forth in this Section 9.3(e), a Withdrawn Partner shall not be entitled to receive any return of its Capital Contributions or other payment from the Partnership in respect of its Partnership Interest.

(f)  The Percentage Interest of the Withdrawn Partner shall be allocated among the remaining Partners in the proportion that each Partner’s Percentage Interest bears to the total Percentage Interest of all remaining Partners, or in such other proportion as the Partners may unanimously agree.

(g)  Any Representative(s) and Alternate Representative(s) of such Partner on the Management Committee shall cease to be a member of the Management Committee immediately upon the occurrence of the applicable Withdrawal event.

ARTICLE 10
DISPUTE RESOLUTION

Section 10.1  Disputes.  This Article 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 10 to a particular dispute.  Notwithstanding the foregoing, this Article 10 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Partners or a determination by the Management Committee; provided, however, that (i) any matter that is expressly stated herein to be determinable by arbitration may be so determined pursuant to this Article 10 and (ii) if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 10 applies.  Any dispute to which this Article 10 applies is referred to herein as a “Dispute.”  With respect to a particular Dispute, each Partner that is a party to such Dispute is referred to herein as a“Disputing Partner.”  The provisions of this Article 10 shall be the exclusive method of resolving Disputes.

Section 10.2  Negotiation to Resolve Disputes.  If a Dispute arises, any Disputing Partner may initiate the dispute resolution procedure under this Article 10 by notifying the other Disputing Partners (a “Dispute Notice”), after which the Disputing Partners shall attempt to resolve such Dispute through the following procedure:

(a)  first, within 10 Days after receipt of the Dispute Notice, one representative selected by each Disputing Partner shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(b)  second, if the Dispute is still unresolved, then after the 20th Day following the commencement of the efforts to resolve the matter described in Section 10.2(a) but in no event later than the 30th Day after receipt of the Dispute Notice, the chief executive officer (or his designee) of the Parent of each Disputing Partner shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

(c)  third, if the Dispute is still unresolved, then after the 10th Day following the commencement of the efforts to resolve the matter described in Section 10.2(b), any Disputing Party may submit the Dispute for resolution under the Federal Arbitration Act by binding arbitration following the Commercial Arbitration Rules of the American Arbitration Association (or, if that Association has ceased to exist, its principal successor) (the “AAA”) then in effect, including its evidentiary and procedural rules (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator(s) or the AAA), to the extent that such rules do not conflict with the terms of this Agreement, by notifying the other Disputing Partners (an “Arbitration Notice”) within the applicable limitation period provided by law.

Section 10.3  Selection of Arbitrator.

(a)  For any case in which any claim, or combination of claims, is less than or equal to $1,000,000, the arbitration shall be heard by a sole Arbitrator.  Any case in which any claim, or combination of claims, exceeds $1,000,000 will be subject to the AAA’s Large, Complex Case Procedures and decided by the majority of a panel of three neutral Arbitrators.  The Arbitrator(s) shall be selected in accordance with this Section 10.3.

(b)  For arbitrations conducted by a single Arbitrator, the Disputing Partner that submits a Dispute to arbitration shall designate a proposed neutral sole Arbitrator in its Arbitration Notice.  If any other Disputing Partner objects to a proposed sole Arbitrator, it may, on or before the tenth Day following delivery of the Arbitration Notice, notify all of the other Disputing Partners of its objection.  All of the Disputing Partners shall attempt to agree upon a mutually acceptable sole Arbitrator.  If they have not done so, then after the 20th Day following delivery of the notice described in the immediately preceding sentence, any Disputing Partner may request the AAA to designate the sole Arbitrator.  For arbitrations conducted by a panel of three Arbitrators, the Disputing Partner initiating arbitration shall nominate one Arbitrator at the time it initiates arbitration.  The other Disputing Partner(s) shall collectively nominate one Arbitrator on or before the 10th Day after receiving the Arbitration Notice.  The two Arbitrators shall appoint a third, neutral Arbitrator.  All Arbitrators shall be competent and experienced in matters involving the interstate natural gas transportation business in the United States, with at least 10 years of legal, engineering, or business experience in the gas transportation industry, and shall be impartial and independent of the Partners (and the other Arbitrators, in the case of arbitrations conducted by a panel of three arbitrators, except for prior arbitrations).  Each Disputing Partner shall pay for the expenses incurred by the Arbitrator it appoints, if applicable, and the costs of the sole Arbitrator or the third Arbitrator shall be divided equally among the Disputing Partners.  If any Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 10.3.

Section 10.4  Conduct of Arbitration.  The Arbitrator(s) shall expeditiously (and, if possible, on or before the 90th Day after the Arbitrator(s)’s selection) hear and decide all matters concerning the Dispute.  Any arbitration hearing shall be held in Houston, Texas or such other location as the Disputing Partners may mutually agree.  Except as expressly provided to the contrary in this Agreement, the Arbitrator(s) shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Partner will provide such materials, information, testimony and evidence requested by the Arbitrator(s), except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance.  If they deem necessary, the Arbitrator(s) may propose to the Disputing Partners that one or more other experts be retained to assist it in resolving the Dispute.  The retention of such other experts shall require the unanimous consent of the Disputing Partners, which shall not be unreasonably withheld.  Each Disputing Partner, the Arbitrator(s) and any proposed expert shall disclose to the other Disputing Partners any business, personal or other relationship or affiliation that may exist or may have existed between the Disputing Partner (or the Arbitrator(s)) and the proposed expert; and any Disputing Partner may disapprove of the proposed expert on the basis of that relationship or affiliation.  The decision of the Arbitrator(s) (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Partners and may be enforced in any court of competent jurisdiction; provided, however, that the Partners agree that the Arbitrator(s) and any court enforcing the award of the Arbitrator(s) shall not have the right or authority to award punitive, special, consequential, indirect, exemplary or similar damages to any Disputing Partner.  The responsibility for paying the costs and expenses of the arbitration, including compensation to any experts retained by the Arbitrator(s), shall be divided equally among the Disputing Partners.  Each Disputing Partner shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator(s) determines that compelling reasons exist for allocating all or a portion of those costs and expenses to one or more other Disputing Partners.

Section 10.5  Compliance with Delaware Arbitration Act.  This Article 10 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including, to the extent applicable, the Uniform Arbitration Act (10 Del. C.§5701 etseq.) (the “Delaware Arbitration Act”).  If, nevertheless, it shall be determined by a court of competent jurisdiction that  any provision or wording of this Article 10 shall be invalid or unenforceable under the Delaware Arbitration Act, to the extent applicable, or other applicable law, such invalidity shall not invalidate all of this Article 10.  In that case, this Article 10 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Article 10 shall be construed to omit such invalid or unenforceable provision.

ARTICLE 11

DISSOLUTION, WINDING UP AND TERMINATION

Section 11.1  Dissolution.  The Partnership shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)  notice from the Management Committee to the Partners dissolving the Partnership;

(b)  entry of a decree of judicial dissolution of the Partnership under Section 15-801 of DRUPA;

(c)  the Disposition or abandonment of all or substantially all of the Partnership’s business and assets;

(d)  an event that makes it unlawful for all or substantially all of the business or affairs of the Partnership to be carried on; or

(e)  a determination by the Court of Chancery that it is equitable to wind up the business or affairs of the Partnership in accordance with Section 15-801(6) of DRUPA.

Section 11.2  Winding Up and Termination.

(a)  On the occurrence of a Dissolution Event, the Liquidator shall, under the supervision of the Management Committee, proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in DRUPA.  The costs of winding up shall be borne as a Partnership expense.  Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the Partners.  The steps to be accomplished by the Liquidator are as follows:

(i)  as promptly as possible after dissolution and again after final winding up, the Liquidator shall cause a proper accounting to be made by a recognized firm of independent certified public accountants of the Partnership’s assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii)  the Liquidator shall discharge from Partnership funds all of the indebtedness of the Partnership and other debts, liabilities and obligations of the Partnership (including all expenses incurred in winding up and any loans described in Section 4.2) or otherwise make reasonable provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii)  all remaining assets of the Partnership shall be distributed to the Partners as follows:

(A)  the Liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Partners in accordance with the provisions of Article 5;

(B)  with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C)  all Partnership property and all cash in excess of that required to discharge liabilities or obligations as provided in Section 11.2(a)(ii) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after making all Capital Account adjustments required herein.  Distributions pursuant to this Section 11.2(a)(iii)(C) shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, the 90th Day after the date of the liquidation).

(b)  The distribution of cash or property to a Partner in accordance with the provisions of this Section 11.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partner’s property.  To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

(c)  No dissolution or termination of the Partnership shall relieve a Partner from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination.  Upon such termination, any books and records of the Partnership that there is a reasonable basis for believing will ever be needed again shall be furnished to the Liquidator, which shall keep such books and records (subject to review by any Person that was a Partner at the time of dissolution) for a period of at least three years.  At such time as the Liquidator no longer agrees to keep such books and records, it shall offer the Persons who were Partners at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect.  Any such custody by such Persons shall be on such terms as they may agree upon among themselves.

Section 11.3  Deficit Capital Accounts.  Except as may be required by Section 15-807 of DRUPA, no Partner will be required to pay to the Partnership, to any other Partner or to any third party any deficit balance that may exist from time to time in another Partner’s Capital Account.

Section 11.4  Statement of Cancellation.  On completion of the winding up of the Partnership as provided herein and DRUPA, the Partners (or such other Person or Persons as the Act may require or permit) shall file a statement of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Partnership.  Upon the filing of such statement of cancellation, the existence of the Partnership shall terminate (and the Term shall end), except as may be otherwise provided by DRUPA or other applicable Law.

ARTICLE 12
GENERAL PROVISIONS

Section 12.1  Offset.  Whenever the Partnership is to pay any sum to any Partner, any amounts that Partner owes the Partnership may be deducted from that sum before payment.

Section 12.2  Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier, mail, facsimile, email or other electronic transmission.  A notice, request or consent given under this Agreement is effective on receipt by the Partner or other Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day.  All notices, requests and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Annex I or in the instrument described in Section 3.4, or such other address as that Partner may specify by notice to the other Partners.  Any notice, request or consent to the Partnership must be given to all of the Partners.  Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 12.3  Entire Agreement; Superseding Effect.  This Agreement constitutes the entire agreement of the Partners and their Affiliates relating to the Partnership and the transactions contemplated hereby and supersede all provisions and concepts contained in all prior agreements.

Section 12.4  Effect of Waiver or Consent.  Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Partner in the performance by that Partner of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Partner of the same or any other obligations of that Partner with respect to the Partnership.  Except as otherwise provided in this Agreement, failure on the part of a Partner to complain of any act of any Partner or to declare any Partner in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Partner of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 12.5  Amendment or Restatement.  This Agreement or the Statement may be amended or restated only by a written instrument executed (or, in the case of the Statement, approved) by all Partners.

Section 12.6  Binding Effect.  Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Partners and their respective successors and permitted assigns.

Section 12.7  Governing Law; Severability.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE NGA AND THE RULES AND REGULATIONS OF THE FERC (TO THE EXTENT APPLICABLE) AND THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING THE FOREGOING, ANY MATTERS RELATING TO THE INTERNAL AFFAIRS OF THE PARTNERSHIP (INCLUDING THE FORMATION, MANAGEMENT AND TERMINATION OF THE PARTNERSHIP) SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. WITHOUT LIMITING THE PROVISIONS OF ARTICLE 10 AND SUBJECT TO THE TERMS OF SECTION 10.4 REGARDING THE ENFORCEMENT OF ANY ARBITRATOR(S)’ DECISION IN ANY COURT OF COMPETENT JURISDICTION, A PARTNER MAY BRING AN ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, IF AT ALL, ONLY IN COURTS OF THE STATE OF DELAWARE OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.  In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of DRUPA such provision of DRUPA shall control.  If any provision of DRUPA provides that it may be varied or superseded in a partnership agreement (or otherwise by agreement of the partners of a partnership), that provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.  If any provision of this Agreement or the application thereof to any Partner or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Partners or circumstances is not affected thereby, and (b) the Partners shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Partners in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 12.8  Further Assurances.  In connection with this Agreement and the transactions it contemplates, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 12.8 shall not obligate a Partner to furnish guarantees or other credit supports by such Partnership’s Parent or other Affiliates.

Section 12.9  Waiver of Certain Rights.  To the fullest extent permitted by applicable Law, each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.

Section 12.10  Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first set forth above.

PARTNERS:

EP SNG HOLDING COMPANY, L.L.C.

By:
Name:
Title:

EPP SNG GP HOLDINGS, L.L.C.

By:
Name:
Title:

[Signature page to Partnership Agreement of Southern Natural Gas Company]

ANNEX I

Partner Identity and Address	Percentage Interest	Number of Representatives and Alternative Representatives	Identity of Representatives	Identity of Alternate Representatives	Parent
EP SNG Holding Company, L.L.C. El Paso Building 1001 Louisiana Houston, Texas 77002 Attention: ______	90%	3 Representatives and up to 3 Alternates	__________________ __________________ __________________	________________ ________________ ________________	El Paso Corporation
EPPP SNG GP Holdings, L.L.C. El Paso Building 1001 Louisiana Houston, Texas 77002 Attention: ______	10%	1 Representative 1 Alternate	__________________	________________	El Paso Corporation[1]

1From and after the Closing Date, El Paso Pipeline Partners, L.P. will be the Parent of EPPP SNG GP Holdings, L.L.C.

Exhibit A

DESCRIPTION OF INITIAL FACILITIES

[Description of Southern Natural Gas Company interstate pipeline system to come]

        Exhibit A – Page

Schedule A

PARTNERSHIP CERTIFICATE FOR

SOUTHERN NATURAL GAS COMPANY

[See legend on the reverse hereof]

Certificate Number _____                                                                                                           ___% of Partnership Interests

Southern Natural Gas Company, a Delaware general partnership (the “Partnership”), hereby certifies that ______________________ (the “Holder”) is the registered owner of ______ % of the partnership interests in the Partnership (the “Partnership Interests”).  THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE PARTNERSHIP INTERESTS ARE SET FORTH IN, AND THIS PARTNERSHIP CERTIFICATE AND THE PARTNERSHIP INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE GENERAL PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF NOVEMBER __, 2007, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “AGREEMENT”).  THE TRANSFER OF THIS PARTNERSHIP CERTIFICATE AND THE PARTNERSHIP INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT.  By acceptance of this Partnership Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Partnership Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Agreement.  The Partnership will furnish a copy of the Agreement to the Holder without charge upon written request to the Partnership at its principal place of business.  The Partnership maintains books for the purpose of registering the transfer of Partnership Interests.

Each partnership interest in the Partnership shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Partnership Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the Partnership has caused this Partnership Certificate to be executed by an Officer on behalf of the Partnership as of the date set forth below.

Dated:	______________________	SOUTHERN NATURAL GAS COMPANY
Name: Title:

        Schedule A – Page

(REVERSE SIDE OF PARTNERSHIP CERTIFICATE

FOR INTERESTS OF SOUTHERN NATURAL GAS COMPANY)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________________________________ (print or typewrite name of Transferee), __________________ (insert Social Security or other taxpayer identification number of Transferee), the following specified percentage of Partnership Interests: ______________ (identify the percentage of Partnership Interests being transferred), and irrevocably constitutes and appoints __________________________, as attorney-in-fact, to transfer the same on the books and records of the Partnership, with full power of substitution in the premises.

Dated: ______________________	Signature: __________________________________ (Transferor) Address:

THE TRANSFER OR OTHER DISPOSITION OF THE PARTNERSHIP INTERESTS EVIDENCED HEREBY IS SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT, INCLUDING THOSE IN SECTION 3.3 THEREOF.

Schedule A – Page